Exhibit 10.29

April 24, 2019

Daniel H. White

XXXXX

Re:Separation Agreement

Dear Daniel:

This letter sets forth the substance of the separation agreement (the “Agreement”) which Clearside Biomedical, Inc. (the “Company”) is offering to you to aid in your employment transition and which was originally provided to you on April 7, 2019.  The Amended and Restated Executive Employment Agreement effective August 3, 2017 between the Company and you is referred to herein as “Employment Agreement.”  The Employment Agreement contains a Base Salary that has since been increased to $488,653.

1.Separation.  You have tendered, and the Company has accepted, your resignation as President and Chief Executive Officer of the Company and as a Director on the Company’s Board of Directors (the “Board”). Your last day of work with the Company and your employment termination date was April 7, 2019 (the “Separation Date”).

2.Accrued Salary.  On the next regular payroll date following the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings.  You will receive these payments regardless of whether or not you sign this Agreement.

3.Severance Benefits. If you execute and do not revoke this Agreement, and fully comply with your obligations hereunder, the Company shall pay and/or provide the following “Severance Benefits” in accordance with your Employment Agreement dated August 3, 2017 (the “Employment Agreement”).

a.Severance Payments.  The Company will pay you an amount equal to  eighteen (18) months’ of your Base Salary ($488,653.00 per year) in effect on the Separation Date, less legally-applicable withholdings and deductions ($732,979.50 gross severance pay before legally-applicable withholdings and deductions).  These payments will be made in installments on the Company’s regular payroll dates, commencing on the Company’s first regular payroll date following the Effective Date as defined below, provided that the Company received the executed Agreement from you on or before that date.

b.Health Continuation Coverage Premiums.   Provided you timely elect continued coverage under COBRA, the Company will cover the cost of the COBRA premium for the continuation of your health insurance benefits for the earliest of (x) eighteen (18) months following the Separation Date; (y) the date when you become eligible for health insurance coverage in connection with new employment or self-employment; or (z) the date that you cease to be eligible for COBRA continuation coverage for any reason, including plan termination.

Daniel H. White

April 24, 2019

Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then provided you remain eligible for payment in accordance with this Section 3(b), in lieu of paying the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period.  If you become eligible for coverage under another employer's group health plan through self-employment or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under Section 3(b) only will cease.

c.Enhanced Vesting.  The Company will provide enhanced vesting of your unvested stock options, as described below in Section 6 of the Agreement.

d.Enhanced Exercise Rights.  Although not required under your Employment Agreement, the Company will provide you with enhanced exercise rights as to your stock options, as described below in Section 6 of the Agreement.

4.Section 409A.

a.Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”).  Severance benefits shall not commence until you have a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”).   Each installment of severance is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9).  The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption.

b.It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify you for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

5.Benefit Plans.

Daniel H. White

April 24, 2019

Your participation as an employee in the Company’s group health insurance plans will end on the last day of the month in which the Separation Date occurs.  Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, and subject to your eligibility under Section 3(b) of this Agreement to receive COBRA reimbursements, you will be eligible to continue your group health insurance benefits at your own expense.

Your participation in Employer-Sponsored Group Life Insurance and Short and Long Term Disability Insurance will cease as of the last day of the month in which the Separation Date occurs.

Deductions for the 401(k) Plan will end with your last regular paycheck.  You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

6.Stock Options.

a.You were granted options to purchase a total of 959,890 shares of the Company’s common stock (collectively, the “Options”) pursuant to the applicable plan pursuant to which each such Option was granted (either the Company’s 2011 Stock Incentive Plan, as amended, or the Company’s 2016 Equity Incentive Plan) (as applicable to such Option, the “Plan”) and stock option agreements and any other documents between you and the Company setting forth the terms of the Options (the “Option Documents”).  Under the terms of the Plan and your stock option grants, vesting of the Options will cease as of the Separation Date.

b.Notwithstanding anything to the contrary in the applicable Plan or the Option Documents, if you comply fully with the terms of Section 3 of this Agreement, then the unvested portion of your Options that would have vested over the eighteen (18) month period following the Separation Date in accordance with the applicable time-based vesting schedule had you remained continuously employed by the Company during such period will be automatically vested and exercisable as of the Separation Date. Your rights to exercise your options as to any vested shares will be as set forth in the applicable Plan.

c.Notwithstanding anything to the contrary in the applicable Plan or the Option Documents, if you comply fully with the terms of Section 3 of this Agreement, the Options may be exercised as to any vested shares subject to the Options through the earlier of: (i) ninety days following the date of the Board’s 2020 annual stockholders meeting, or (ii) the original expiration date applicable to each Option, unless terminated earlier in accordance with the terms of the applicable Plan and Option Documents.  Except as provided in this Agreement, all terms, conditions and limitations applicable to the Options will remain in full force and effect pursuant to the applicable Plan and Option Documents; provided however, you acknowledge that this Section 6 sets forth the full agreement between the parties as to the treatment of your Options as of the Separation Date and that you are not entitled to any other options to purchase shares of the Company’s common stock. To the extent the Options are “incentive stock options” under the Internal Revenue Code, an extension of the exercise period of the Options may cause them to lose such status and instead be treated as non-qualified stock options for federal tax purposes.   You

Daniel H. White

April 24, 2019

acknowledge that the Company is not providing tax advice to you and that you have been advised by the Company to seek independent tax advice with respect to the exercise and modification of the Options.

7.Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits, including under the Employment Agreement, after the Separation Date.

8.Expense Reimbursements.  You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

9.Return of Company Property.  Following the Separation Date, you represent that you returned to the Company all Company documents (and all copies thereof) and other Company property that, to your good faith belief and personal knowledge formed after making a diligent search, you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  You have coordinated the return of Company property from your laptop computer with Charles A. Deignan, Chief Financial Officer, to his confirmed satisfaction, based upon his review and your representation that you have returned Company property in your possession.  If you timely execute and do not revoke this Agreement, because the Company finds that any Company files and data stored on the computer are restored to Company possession, the Company is allowing you to keep permanent possession of your laptop computer.

10.Proprietary Information and Post-Termination Obligations.  You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement dated August 31, 2011 (the “Proprietary Information Agreement”) not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities.  A copy of your Proprietary Information Agreement is attached hereto as Exhibit A.  If you have any doubts as to the scope of the restrictions in your agreement, you should contact Charles A. Deignan, Chief Financial Officer, immediately to assess your compliance.  As you know, the Company will enforce its contract rights.  Please familiarize yourself with the enclosed Proprietary Information Agreement which you signed.  Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

Daniel H. White

April 24, 2019

11.Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.  Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

12.Non-Disparagement.   Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.  The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.  In the event that you need a job reference for a future potential employer, you will direct all requests to the Chief Financial Officer.  In response to any such requests/inquiries, the Chief Financial Officer will only confirm dates of employment, job title and your voluntary resignation from the Company.

13.Cooperation after Termination.  During the time that you are receiving payments and other benefits under this Agreement, you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.

14.Release by You.  In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally

Daniel H. White

April 24, 2019

and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”).  The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
•

has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Georgia Fair Employment Practices Act; the Georgia Equal Pay Act; the Georgia Prohibition on Age Discrimination in Employment Act; the Georgia Equal Employment for Persons with Disabilities Code; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;

•

has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Daniel H. White

April 24, 2019

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed and you are not releasing any right of indemnification, being defended at Company expense (if applicable), and being insured under the Company’s D & O and other applicable insurance policies you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board and/or an officer of the Company.  Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.  For the avoidance of doubt, nothing in this Agreement shall prevent you from challenging the validity of the release in a legal or administrative proceeding.  Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act.  You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement.  If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.  This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

15.Release by the Company.  In exchange for you signing, dating, and returning this Agreement to the Company, allowing the applicable release contained herein to become effective, and complying with your obligations to the Company as set forth in this Agreement, the Company hereby generally and completely releases you, your heirs, beneficiaries, executors, administrators, trustees and assigns from any and all known claims, liabilities and obligations that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date the Company signs this Agreement provided, however, that this Release shall not extend to: (i) any claims arising after the date this Agreement is signed, including without limitation any claims for breach of this Agreement; (ii) claims arising at any time from your contractual, statutory, and common law obligations to refrain from the unauthorized use or disclosure of the Company’s confidential, proprietary, or trade secret information; or (iii) claims arising at any time from your willful misconduct, fraudulent conduct, or violations of applicable law.  The Company represents and

Daniel H. White

April 24, 2019

warrants that it has no knowledge or information at this time of any potential or suspected violation of the types listed in subsections (ii) or (iii).

16.Your Acknowledgments and Affirmations/Effective Date of Agreement.  You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended.  You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.  You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties.  You further affirm that you have no known workplace injuries or occupational diseases.  You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that:  (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below) and you specifically agree that negotiated changes to this Agreement after April 24, 2019, whether or not material, do not extend the 21-day Consideration Period; (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Agreement is executed by you.

17.No Admission. This Agreement does not constitute an admission by you or the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

18.Breach. You agree that your right to continue to receive the Severance Benefits described in Section 3 is conditioned upon your continued compliance with the terms of this Agreement and committing no material breach of any of its terms.  You and the Company acknowledge that it may be impossible to assess the damages caused by a violation of the terms of Sections 9, 10, 11 and 12 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the enforcing party, and, in addition to any and all other damages and remedies available upon such breach of this Agreement, the enforcing party shall be entitled to an injunction to prevent the

Daniel H. White

April 24, 2019

breaching party from violating or breaching this Agreement.  If either party is successful in whole or part in any legal or equitable action to enforce this Agreement, then the enforcing party can collect from the other party all of the costs, including reasonable attorneys’ fees, incurred in enforcing the terms of this Agreement.

19.Miscellaneous.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Georgia as applied to contracts made and to be performed entirely within Georgia.

If this Agreement is acceptable to you, please sign below and return it to me on or before the date that is twenty-one (21) days after you receive this Agreement.  The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

I wish you good luck in your future endeavors.

[signatures to follow on next page]

Daniel H. White

April 24, 2019

Sincerely,

Clearside Biomedical, Inc.

By:  _/s/ Leslie Zacks_________________

Name: Leslie Zacks

Title: General Counsel and CCO

Agreed to and Accepted:

_/s/ Daniel H. White__________________

Daniel H. White

Exhibit A – Proprietary Information and Inventions Agreement

CONSIDERATION PERIOD

I, Daniel H. White, understand that I have the right to take at least 21 days from April 24, 2019 to consider whether to sign this Agreement, which I received on April 24, 2019.  If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

Agreed:

/s/ Daniel White

Signature

April 27, 2019______________________________

Date

Exhibit A

Proprietary Information and Inventions Agreement